                                                                 Exhibit 99.B(d)

                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                       THE VICTORY VARIABLE INSURACE FUNDS
                                       AND
                 VICTORY CAPITAL MANAGEMENT INC. (THE "ADVISER")
                             DATED OCTOBER 16, 1998

                                                            MUST BE
NAME OF FUND                  FEE*     LAST APPROVED        APPROVED BY
--------------------------    ----     -----------------    -----------------
1.  Diversified Stock Fund    0.30%    December 14, 2005    December 31, 2006

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*  Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Fund's total expenses for a definite period of time.

Current as of December 14, 2005.